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                                   EXHIBIT 11
                             COLLATERAL ASSIGNMENT


         This Collateral Assignment (this "Assignment") is made as of December 1, 1999, in favor of Tekgraf, Inc., a Georgia corporation ("Tekgraf") by WILLIAM
M. RYCHEL ("Rychel").

         Rychel has borrowed $1,775,000 (the "Loan") from Tekgraf to enable Rychel to purchase shares of Tekgraf's Class A Common Stock, $.001 par value (the "Class A Stock") and Class B Common Stock, $.001 par value (the "Class B Stock") from other Tekgraf shareholders. The Loan has been made under the terms of a Loan Agreement of even date herewith between Rychel and Tekgraf (the "Loan Agreement"), and Rychel has delivered a Promissory Note of even date herewith to Tekgraf in the principal amount of the Loan (together with all extensions, renewals, amendments and modifications thereof, the "Note"). In connection with such purchases, Rychel has entered into voting agreements with the sellers of the Class A Stock and Class B Stock (referred to herein as the "Voting Agreements" and being identified on Exhibit A hereto), and the sellers have appointed Rychel as their proxy with respect to certain Class A Stock and Class B Stock (such appointments being referred to herein as the "Proxies"). Some of the Voting Agreements contain rights for Rychel to acquire Class B Stock from the Tekgraf shareholder (all of such rights being hereinafter referred to as the "Purchase Rights" and the related voting agreements being identified on Exhibit A hereto). To secure the payment of all Obligations (as hereinafter defined), Rychel has agreed to grant Tekgraf a security interest in the Voting Agreements and the Proxies. In addition, Rychel has agreed to pledge to Tekgraf certain shares of the Class A Stock and Class B Stock under the terms of a Stock Pledge Agreement of even date herewith (the "Pledge Agreement").

1. Transfer and Assignment. As security for payment of all liabilities and obligations of Rychel to Tekgraf of every kind and description, whether now existing or hereafter arising, fixed or contingent, due or to become due, under the Loan Agreement or the Note (the "Obligations"), Rychel hereby grants to Tekgraf a security interest in all of Rychel's right, title, and interest in and to, and Rychel hereby collaterally assigns to Tekgraf, the Voting Agreements, including the Purchase Rights contained therein, and the Proxies.

2. Warranties of Rychel. Rychel hereby warrants to Tekgraf that: Rychel has full power and authority to execute and deliver this Assignment; Rychel has not assigned to any person or entity any of his rights under the Voting Agreements or the Proxies; the Voting Agreements and Proxies have not been modified, amended or revoked; Rychel is not prohibited under any agreement with any other person or entity, or under any judgment or decree, from the execution, delivery and performance of this Assignment; and no action has been brought or, to


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         Rychel's knowledge, threatened which might prohibit or interfere with the execution, delivery and performance of this Assignment.

3. Rights Prior to Default. Prior to the occurrence of a Default under the Loan Agreement, Rychel may exercise all rights under the Voting Agreements and the Proxies, and Tekgraf may not exercise any rights thereunder.

4. Rights After Default. From and after the occurrence of a Default under the Loan Agreement, while such Default continues and subject to any applicable cure period, Tekgraf shall have the right to cause the purchases of the shares under the Purchase Rights to be completed, with the Class B Stock acquired thereby to be subject to the terms of the Pledge Agreement, and to exercise any other rights accruing to Rychel under the Voting Agreements and the Proxies. If Tekgraf exercises such rights, all amounts spent by Tekgraf in connection with such exercise shall be added to and become part of the Obligations for purposes hereof and of the Pledge Agreement. Rychel hereby constitutes and appoints Tekgraf, with full power of substitution, Rychel's attorney-in-fact for the purpose of carrying out the provisions of this Assignment and taking any action and executing any instrument which Tekgraf may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable.

5. Further Assurances. Rychel agrees to execute and deliver such other documentation and such further assurances as Tekgraf shall from time to time reasonably require in order to preserve and maintain the security provided hereby, including but not limited to UCC financing statements.

6. Termination. Upon payment in full of all principal and interest on the Note and all other sums due in respect of all other Obligations, this Assignment shall terminate.

7.       Miscellaneous.

         (a) Amendments. This Assignment may not be amended or supplemented except in writing by Tekgraf and Rychel.

         (b) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Assignment.

         (c) Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective principals, heirs, legal representatives, assigns and successors.

         (d) Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the United States of America and the State of Georgia. Tekgraf and Rychel irrevocably consent to the exclusive jurisdiction and venue of the courts of any county in the State of

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                 Georgia and the United States District Court for the Northern
                 District of Georgia, in any judicial proceeding brought to enforce this Assignment. The parties agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one party against another party in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

             (e) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered (i) five (5) days after deposit in the United States mail, prepaid, by certified mail, with return receipt requested; (ii) when delivered personally; (iii) one
                 (1) day after delivery to a nationally-recognized overnight courier; or (iv) when transmitted by fax with telephone confirmation of receipt if a copy is concurrently transmitted by U.S. mail or overnight courier as stated above; in all cases, if applicable, with delivery prepaid and addressed to the party to be notified to the address set forth beneath such party's signature below, or to such other address and fax number of which a party has given notice to the other party as provided in this subsection.

             (f) Severability. Whenever possible, each provision of this
                 Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, but such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Assignment.


         The undersigned have executed and delivered this Assignment as of the date first written above.

                                            TEKGRAF, INC.


/s/ William M. Rychel                       By:   /s/ W. Jeffrey Camp
---------------------                       -------------------------
William M. Rychel                           645 Hembree Parkway, Suite J
980 Corporate Woods Parkway                 Roswell, GA 30076
Vernon Hills, IL  60061                     Fax:  (770) 442-6072
Fax:  (954) 697-4329


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EXHIBIT A


                               VOTING AGREEMENTS


Agreement dated December 1, 1999 between A. Lowell Nerenberg and William M. Rychel (see attached copy)

Agreement dated December 1, 1999 between Beverly Nerenberg and William M. Rychel (see attached copy)

Agreement dated December 1, 1999 between Rosa Sabato and William M. Rychel (see attached copy)

Agreement dated December 1, 1999 between Martyn L. Cooper and William M. Rychel (see attached copy)*

Agreement dated December 1, 1999 between J. Thomas Woolsey and William M. Rychel (see attached copy)*







*These Voting Agreements also contain Purchase Rights.


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